Group led by Richard L. Scott Investments LLC Acquires Interest in Quepasa Corporation

PHOENIX, Mar. 22. -- Quepasa Corporation (OTC BB: QPSA) -- announced today an agreement with an investment group led by Richard L. Scott Investments, LLC, a private investment company based in Naples, Florida.

Under the terms of the agreement, Richard L. Scott Investments, LLC acquired three warrants. Each warrant is exercisable for 1,000,000 shares of Quepasa Common Stock. The first warrant has an exercise price of $2.87 and can be exercised at any time within 120 days. The second and third warrants are not exercisable unless the first warrant is exercised in full. The second warrant has an exercise price of $4.00 per share and can be exercised any time prior to March, 2016. The third warrant has an exercise price of $7.00 per share and can be exercised any time prior to March, 2016. Upon the exercise of the first warrant in the series, Quepasa has agreed to elect one director nominated by Scott.

"Hispanic and Latino families have a growing presence in the U.S.; Quepasa has been developing content relevant to the Hispanic community for over seven years. Quepasa should be well positioned to build a viable company if it continues to innovate and deliver value to the Hispanic and Latino communities," stated Richard Scott.

"As the Latino demographic continues to display increasingly sophisticated behavior online, adept marketers are realizing the value of diversifying their portfolio into America's fastest growing cultural segment: the Hispanic market," said Jeffrey Peterson, Quepasa founder and Chief Technical Officer. "The time is right for Quepasa as a company to take hold of the full potential of its opportunity," he added.

About Richard L. Scott Investments, LLC

Mr. Richard Scott is currently the Chairman and Chief Executive Officer of Richard L. Scott Investments, LLC, a private investment company which focuses on healthcare and technology investments. Mr. Scott was the founder, Chairman and Chief Executive Officer of HCA, Inc., formerly named Columbia/HCA Healthcare Corporation.

Richard L. Scott was recognized by TIME Magazine as one of America's 25 most influential people. In 1995, he was named CEO of the Year by Financial World magazine and was also cited as one of the Top 25 Performers of 1995 by U.S. News and World Report magazine. A native of Kansas City, Missouri, Mr. Scott holds an undergraduate degree in business administration from the University of Missouri and a law degree from Southern Methodist University.

About Quepasa Corporation

Headquartered in Phoenix, Arizona, Quepasa Corporation is a leading provider of online products and services to Hispanic and Latino users throughout the U.S. and certain areas of Latin America. Quepasa maintains operations in the U.S. and Mexico.

For more information, visit http://www.quepasa.com/

Quepasa.com, Quepasa, and the Quepasa.com logo are registered trademarks of Quepasa.com Inc. and/or its affiliates in the United States and certain other countries.

CONTACT: Charles Mathews of Quepasa Corporation, +1-602-716-0100, ext. 258